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                                                                    Exhibit 99.1


             CLAIMSNET.COM INC. ANALYST AND INVESTOR CONFERENCE CALL
                                 March 20, 2001


[BO] Good morning and thank you for joining us for our year 2000 conference call. This morning we will be reviewing our year 2000 financial results, and discussing certain key events since our last conference call. In addition, we will be giving you a detailed progress report on our core partnerships and providing you with some guidance for 2001.

         I am pleased to have Paul Miller, our chief operating and financial officer, join me for this conference call this morning. In as much as we will be making forward looking statements in the course of this call, we have been advised to make the following Safe Harbor Statement. Paul...

[PAUL]  Thank you Bo.

Since we will be making forward-looking statements in the course of this conference call, we need to make the following Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this conference call are forward looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to future economic, political, competitive, and market conditions, and future business decisions, all of which are difficult to predict accurately and many of which are beyond our control. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission. And finally, we remind you that we are subject to Regulation FD and, accordingly, are limited in our ability to disclose material non-public information.

[BO]  Thanks Paul.  Please continue with an overview of the year 2000 results.

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[PAUL] Good morning to everyone and thank you for joining our call today. We are pleased to report that our revenues nearly tripled in fiscal 2000 to 1.6 million dollars. This large improvement was driven by four dynamics, which had a multiplicative and compounding effect on our results. These dynamics were:

o A 9% net increase in number of accounts -- I will explain the "net" increase in a moment

o    Plus a 13% increase in average number of physicians per account

o Plus a 53% increase in average number of transactions per end of year physician count

o Plus an 81% increase in average service-based revenue per transaction, from $0.11 to $0.20.

In summary, we serviced more, larger, and busier practices, and, by virtue of the increased transaction volumes and a broader mix of transactions, were able to generate a substantial increase in our average pricing.

We were also pleased to report an 88% increase in the number of Internet-based transactions processed, as we crossed the 5 million- transaction mark for the year.

I mentioned earlier that we had a modest 9.3% net increase in accounts. This represented the effect of a new marketing strategy that specifically targeted larger, more profitable accounts. We had found that smaller accounts in general require as much, if not more, support services, which frequently rendered the account unprofitable. Our more focussed marketing strategy is working, as we realized a 72% increase in average number of transactions per account at the end of the year, from 7,700 in 1999 to almost 13,750 in 2000. In keeping with this marketing strategy, we eliminated many of our smaller accounts, which naturally effected the net increase in accounts for the entire year.

I want to underscore the importance of the 53% increase in average number of transactions per provider, as it represents both larger accounts and the increasing traction among the first generation physician users of our Internet-based transaction processing services.

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From a financial perspective, this increase in transactions processed on both a per physician and per account basis, allows us to capture certain operating efficiencies and pricing premiums. Specifically, we had a 10.3% improvement in gross profit, or, stated another way, a 10.3% reduction in our gross loss. This also helps to explain how we managed a 287% increase in revenues on only a 4.1% increase in sales, general, and administrative expenses. This operating leverage was also apparent in our having produced increasing revenues on a sequential quarter basis, from $280,000 in Q1 to $509,000 in Q4, while at the same time effecting a 29% reduction in employees over the year.

In fiscal 2000, Claimsnet purchased certain assets of HealthExchange.com, which ultimately involved an $8.4 million write-off of in-process research and development and other intangibles in the year. Without giving effect to these nonrecurring expenses, we had a net loss of $9.3 million, or $1.13 per share, as compared with a net loss of $8.9 million, or $1.52 per share in 1999.

All in all, we made significant progress in our business expansion in 2000, showing increasing revenues each quarter from the beginning to the end of the year. Also, our expenses were pared down over the year, in particular in the fourth quarter 2000 and the beginning of the current quarter. This is expected to contribute significantly to our cash containment program in the current year, which should be most notable in our Q2 results and beyond. The trimming that was done in late 2000 and early 2001 is related to the implementation of a more focussed strategy that requires fewer resources to produce the highest prospects for ample returns. The resource reduction was estimated to significantly extend the life of our capital resources, and has accomplished just that.

The other side of the cash management equation is the raising of new capital. Despite a very tight market for small companies and dot-com companies over the past year, Bo was able to bring in approximately $4.2 million at near market prices in 2000. Three million of this came from a fund managed by Hoffman LaRoche, and was priced at market, which was approximately $3.00 per share at that time. Bo is now in the middle of another private capital raise for 2001, with the assistance of European bankers and investors. Despite the difficult financial climate, we are

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pleased to announce this morning that within the last week we have secured yet another $700,000 of funding with the sale of 400,000 shares of common stock, about 25% of what we expect to raise. Not only have we secured this additional funding, but this time at a slight premium to market, $1.75 per share, and without warrant coverage.

In closing, we believe that, given increasing performance from our partnerships, continued cost containment, and access to relatively modest amounts of capital, we are positioned to maintain our leadership position in Internet-based transaction processing.

With that, I will turn the call back over to you, Bo.

     [BO] Thank you very much Paul. As we look back at 2000, I must say that it was an extraordinary year filled with progress, promise and challenge. The numbers that we released this morning bespeak our progress, which has been considerable. That being said, we are somewhat disappointed with the rate of transition from traditional to Internet-based transaction processing by our country's physicians, managed care organizations and more traditional payers. We firmly believe that the market is emerging, although slowly, and that we are well positioned with our technology and partnerships to capture compelling market share. Over the past year we have refined our strategy twice in an ongoing effort to maximize our position in this emerging market and to conserve cash, which has become highly precious in this jittery market.

     We have begun to see tangible progress in each of our core relationships, which is heartening from the perspective of an emerging market and our role in it. Let me review each one briefly:

     1. The rollout of McKesson HBOC has been relatively conservative, which is not surprising given the size and complexity of our partner. In the last call we did report that we had completed a beta test of our integrated technology, and based on the results of the test, that particular McKesson HBOC client has adopted our service. Earlier this quarter, McKessonHBOC's iMcKesson division initiated a targeted marketing effort, which is expected

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to produce approximately six new accounts over the next few weeks. Most of these accounts are multi-physician practices.

     Some of you may have read that McKesson recently announced that they are going to be restructuring their operations and integrating the iMcKesson services into the broader organization. We are in active and productive discussions with McKesson to make sure that our interests remain aligned. Both parties are committed to a continued win-win relationship within their new structure.

     2. Our partnership with Passport Health Communications has also begun to produce both revenues and potential large pieces of new business. Passport, as many of you know, provides a variety of Internet-based services to healthcare providers through its OneSource online service. Under the agreement with Passport, Claimsnet provides the claims processing engine for Passport's OneSource. Earlier this quarter, we began delivering our co-branded product to the large physician network of Blue Cross of Tennessee, a Passport client. Blue Cross currently receives about 40% of its claims electronically and is implementing a joint initiative with Passport and Claimsnet to achieve their goal of 70% electronic claims by the end of this year. More recently, we entered into discussions with a national managed care corporation, which, if successful, could expand our joint opportunity tremendously. Let me remind you that over 10,000 physicians use OneSource. On average, this population represents an estimated 36 million claims per year. While we certainly do not expect to capture this entire population, we think that this relationship can be highly contributory to our expansion.

     3. Our relationship with ProxyMed has also begun to show traction. Having introduced our joint service just this quarter, we have already registered five accounts. Our co-branded Internet claims submission solution is linked directly to ProxyMed's member portal web site, www.proxyMed.com. The Claimsnet.com/ProxyMed partnership also allows Claimsnet.com to use ProxyMed's extensive payer distribution channel, which currently includes direct connections to over 120 leading US health plans, health insurance payers, and TPAs, to process selected commercial claims. By using this direct connection network, Claimsnet.com anticipates capturing more revenue per claim, net of transaction fees to ProxyMed.



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     4. At about the same time that we announced the ProxyMed partnership, we entered into our fourth core partnership with Synertech(R), another application service provider and administrative outsourcer for the health care industry. Synertech offers a broad range of application hosting services to an expanding network of payers with a multi-million person membership base.

     In this partnership, Claimsnet creates co-branded claims processing websites for Synertech's customer base, which includes an expanding number of regional and mid-sized payers. These web sites allow the payers to register their providers for Claimsnet's claims processing services and to process claims directly from the provider's practice management software. Synertech is in discussion with four payers who are interested in implementing our co-branded solution, at least one of which is also interested in implementing an end-to-end real time adjudication solution for its providers.

     In that regard, our opportunity with Synertech expanded quite substantially with our very recent announcement of a partnership with QCSI, Quality Care Solutions Inc., a leading provider of enterprise-wide solutions for healthcare payer organizations. Synertech is one of QCSI's clients. The immediate plan is for QCSI and Claimsnet to offer an integrated ASP component for real-time claim submission which will benefit QCSI's clients. QCSI serves more than 40 other payer clients besides Synertech, four of which have expressed an interest in offering the Claimsnet/QCSI solution to their providers.

     Looking beyond the immediate opportunity to provide real-time claim editing and claim submission for providers, the relationship with QCSI also opens up a whole new opportunity that really begins to utilize the true potential of our online capabilities. QCSI solutions provide for automated claim adjudication, which allows their system to determine immediately upon claims submission, what and when the doctor is going to get paid. This functionality, coupled with Claimsnet's reach to the physician's office and real time claims submission and response capability will enable an end-to-end solution that can provide the physician user with real accounts receivable relief. At the same time, this combination promises substantial savings for the payers. Today, most payers conduct claims adjudication through remote service centers in which personnel examine claims in a batch process and ultimately provide the submitting physician with a statement regarding what he or she will be receiving from the payer. These


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service centers are very expensive to run, with estimates of approximately
$14.00 per claim. Clearly, real-time adjudication holds enormous economic benefit for the payers as well as an opportunity for the payers to provide this valuable information to their physician panels much more quickly. Many payers today are finding that they are loosing physicians from their networks, due to the cumbersome and frustrating nature of claims-related transactions. This real time claims adjudication process can significantly improve provider/payer relations and appears to have a ready market among payers. The reciprocal relationships among Claimsnet, Synertech, and QCSI set the stage for a joint effort to develop these capabilities.

     I want to highlight a couple of important points. First, two of our four core partnerships provide us with distribution through payer organizations. We believe that this is a very powerful distribution channel to the end user--the physician--and one that is more likely to produce results than a direct sale to physicians. Second, with three of these partners, we are improving the likelihood of getting picked up, as we are being delivered as part of a much more comprehensive service...not an aside, but a real, complementary service. And three, we believe that these four partnerships alone would provide us with a strong base from which to capture significant market share.

     With that in mind, we did refine our strategy at the beginning of 2001, focussing primarily on these four core partnerships. We will continue to be opportunistic in terms of adding partnerships, with the caveat that each one must be a tub on its own bottom...by that I mean financially self-sufficient. This strategy, as mentioned earlier, has allowed us to streamline our operations and related costs.

     For those of you who follow this industry, there has been a spate of press lately with regard to problems and legal battles being waged and suffered by some other players. I believe that this turmoil represents an opportunity for Claimsnet, and we intend to go after the disenfranchised in the process. There is definitely business to be taken.


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     Given both the expense considerations already mentioned and our continued
business expansion, while there can be no assurance, we expect to reduce the net loss for the first quarter of 2001 in half to approximately $(1,000,000), or $0.12 per share, as compared with the loss of over $1.9 million in the first quarter of 2000. The Company has entered 2001 with more than 90% recurring revenues and with the expectation that revenues will continue to increase throughout the year.


With that I will turn this call over to you for your questions and comments.


     [QUESTION AND ANSWER SESSION]


With that, let me thank you for your patience and support and please rest assured that we are pushing ahead for all stakeholders. Have a good day.